UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 12, 2021

(Date of earliest event reported)

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of principal executive offices, including zip code)

(530) 756-7077

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RKDA	NASDAQ CAPITAL MARKET

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2021, Arcadia Biosciences, Inc. (the “Company”) hired Laura Pitlik as Arcadia’s new Chief Marketing Officer, in which capacity she will oversee marketing activities for the company as well as its consumer nutrition, health and wellness brands, including GoodWheat, Soul Spring, Saavy Naturals, Zola coconut water and SONOVA GLA safflower oil.

Ms. Pitlik, age 47, is an accomplished marketing executive, her experience developing new products and brands began early in her career when she led the launch of Dr Pepper® Cherry and continued when she launched the first national line of all-natural breads, Nature’s Pride®, for Hostess Brands. Since then, she has continued to build deep expertise leading marketing and innovation efforts across Fortune 500, mid-sized and private equity-owned companies, growing brands including Wonder® Bread and On The Border® tortilla chips and salsas. Ms. Pitlik served as Senior Vice President of Air Care for Niteo products from August 2019 to present, as Senior Vice President of Marketing and Innovation for Century Snacks from June 2017 to August 2019, and as Vice President of Marketing and Innovation at Truco Enterprises from September 2014 to February 2017.

Ms. Pitlik’s compensation includes a base salary of $250,000, a signing bonus of $50,000, an annual incentive cash bonus targeted at 40% of base salary, and the grant of stock options to purchase 75,000 shares of Arcadia’s common stock (“Stock Options”) under the 2015 Omnibus Equity Incentive Plan.  The Stock Options were granted upon Ms. Pitlik’s commencement of employment (“Grant Date”), with an exercise price equal to the closing price of Arcadia’s common stock on the Grant Date.  The Stock Options have a term of ten years and vest over four years, with 25% of the shares subject to the Stock Options vesting on the first anniversary of the Grant Date, and an additional 1/36th of the shares vesting each month thereafter, subject to continued service through the applicable vesting dates.

Ms. Pitlik will be entitled to participate in severance benefits under the Company’s form of severance and change of control agreement.  Pursuant to this agreement, if the Company terminates Ms. Pitlik’s employment for a reason other than cause or Ms. Pitlik’s death or disability at any time other than during the twelve-month period immediately following a change of control, then Ms. Pitlik will receive severance in the form of base salary continuation for a period of three months and a pro-rated portion of the annual cash bonus she would have been entitled to receive for the year of termination if she had remained employed by the Company through the end of such year.  In addition, if during the twelve-month period immediately following a change of control of the Company, (x) the Company terminates Ms. Pitlik’s employment for a reason other than cause or Ms. Pitlik’s death or disability, or (y) Ms. Pitlik resigns from employment for good reason, then, in lieu of the above described severance benefits, Ms. Pitlik will be entitled to severance in the form of base salary continuation for a period of twelve months, a pro-rated portion of the annual cash bonus she would have been entitled to receive for the year of termination if she had remained employed by the Company through the end of such year, and the vesting of all her unvested stock options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date: July 20, 2021	By:	/s/ PAMELA HALEY
	Name:	Pamela Haley
	Title:	Chief Financial Officer